Exhibit 16.1

May 9, 2014

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated May 8, 2014 of California Gold Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP
Houston, Texas www.malonebailey.com